UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2005

Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Juris- diction of Incorporation)	0-30684 (Commission File Number)	20-1303994 (IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California (Address of Principal Executive Offices)	95134 (Zip Code)

Registrant’s telephone number, including area code:  (408) 919-1500

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

                On February 9, 2005, the compensation committee of the board of directors of Bookham, Inc. (the “Registrant”) approved the award of restricted stock to Giorgio Anania, the Registrant’s Chief Executive Officer and a member of the board of directors of the Registrant, and Stephen Abely, the Registrant’s Chief Financial Officer, pursuant to the Registrant’s 2004 Stock Incentive Plan.  Dr. Anania and Mr. Abely were awarded 147,409 and 102,450 shares of restricted stock, respectively.  In consideration for the issuance of the restricted stock, Dr. Anania and Mr. Abely surrendered to the Registrant options to purchase 589,636 and 263,770 shares of common stock of the Registrant, respectively, for cancellation.

                The shares of restricted stock will vest in full on February 9, 2006, provided that (1) the grantee has been continuously employed by the Registrant through such date, (2) on or before such date the Registrant has timely filed any report required pursuant to Item 308 of Regulation S-K and (3) on such date the Registrant does not have any material weakness that has not been remedied to the satisfaction of the audit committee of the board of directors of the Registrant and the Registrant’s independent auditors.  The shares of restricted stock will vest in full before February 9, 2006 if prior to such date the grantee is terminated by the Registrant without cause or the grantee leaves with good reason.  In addition, the shares of restricted stock will vest in full before February 9, 2006 upon the consummation of a change of control of the Registrant, provided that the grantee has been continuously employed by the Registrant through such date.

                “Cause” means any (1) willful failure by the grantee, which failure is not cured within 30 days of written notice to the grantee from the Registrant, to perform his or her material responsibilities to the Registrant or (2) willful misconduct by the grantee which affects the business reputation of the Registrant.  “Good reason” means any significant diminution in the grantee’s title, authority or responsibilities or any reduction in the annual cash compensation payable to the grantee.  “Change of control” means:

•	a sale of all or substantially all of the assets of the Registrant,

•

a merger, consolidation, reorganization, recapitalization or share exchange involving the Registrant with any corporation in which the voting securities of the Registrant outstanding immediately prior to the transaction no longer represent more than 50% of the total voting power of the voting securities of the Registrant or the voting securities of the surviving entity outstanding immediately following the transaction,

•

a sale, transfer or disposition of any shares of the Registrant’s stock to any person or group of persons that results in that person or persons holding more than 50% of the Registrant’s total voting securities, or

•

a change in the composition of the Registrant’s board of directors such that continuing directors (meaning directors serving on the Registrant’s board of directors on February 9, 2005 or who are nominated or elected after February 9, 2005 by at least a majority of the directors who were continuing directors at the time of such nomination or election) cease to be a majority of the members of the Registrant’s board of directors.

                On February 9, 2005, the compensation committee of the board of directors of the Registrant also approved the entry by the Registrant into retention bonus agreements with each of Dr. Anania and Mr. Abely providing for a retention bonus of £240,000 and $309,400, respectively.  The retention bonuses are payable on the earlier of (1) February 9, 2006, provided that the executive has been continuously employed by the Registrant through such date, and (2) the executive being terminated by the Registrant without cause or leaving with good reason.  If there is a change in control of the Registrant, the retention bonus agreements will terminate and no retention bonuses will be paid.

                On February 9, 2005, the compensation committee of the board of directors of the Registrant also approved the entry by the Registrant into a retention bonus agreement with Stephen Turley, the Registrant’s Chief Commercial Officer, providing for a retention bonus of £57,400.  The retention bonus is payable on the earlier of (1) February 9, 2006, provided that Mr. Turley has been continuously employed by the Registrant through such date, and (2) Mr. Turley being terminated by the Registrant without cause or leaving with good reason.

                For purposes of the retention bonus agreements, cause, good reason and change of control have the same meanings as set forth in the restricted stock awards described above.

                On February 9, 2005, the compensation committee of the board of directors of the Registrant approved a cash bonus of $37,000 to Mr. Abely in recognition of his efforts in connection with the December 2004 amendment and restatement of the Registrant’s aggregate $50 million notes issued to Nortel Networks UK Limited and the Registrant’s December 2004 private equity financing.

                On February 9, 2005, the compensation committee of the board of directors of the Registrant also authorized the Registrant to reimburse Dr. Anania for commuting expenses between his home in France and the Registrant’s Caswell, UK location, estimated to be approximately £5,000 on an annual basis, and the cost of maintaining an apartment in the Caswell, UK, area, estimated to be approximately £9,000 on an annual basis.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.

Date: February 15, 2005	By:	/s/ Giorgio Anania
Giorgio Anania
Chief Executive Officer